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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☐
Filed by a party other than the registrant ☒
Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material pursuant § 240.14a-12
Cone Mills Corporation
(Name of Registrant as Specified in Its Charter)
Cone Mills Shareholders' Committee
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
☒	No fee is required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, schedule or registration statement no.:
	(3)	Filing party:
	(4)	Date filed:

PRESS RELEASE
For Immediate Release	09/17/03 Contact Person: Marc H. Kozberg Telephone No. (763) 923-2270

COMMITTEE URGES CONE MILLS SHAREHOLDERS
TO CONTINUE TO VOTE THE GREEN PROXY CARD

Protests Lack of Recovery in Company's Plan—
Believes Better Options Available for Shareholders

        Golden Valley, MN, Wednesday, September 17, 2003: The Cone Mills Shareholders' Committee, led by Marc Kozberg, a director of Cone Mills Corporation (NYSE: COE), urges shareholders to continue to return their GREEN proxy cards and vote for the Committee's three director nominees at the shareholders meeting scheduled for September 25, 2003, despite Cone Mills' announcement of an offer from WL Ross & Co. to purchase all of the assets of the Company in a Chapter 11 bankruptcy proceeding.

        "We expect the company to make good on its scheduled date for the annual meeting. It is more important now than ever for the shareholders to make their voices heard. We urge shareholders to vote for our nominees so that we can take immediate actions in response to the proposed transaction," Kozberg stated.

        "We find it particularly disturbing that Cone Mills concluded so early in the process that it does not expect there to be any recovery for the Company's shareholders, effectively destroying any remaining shareholder value in the Company. Why would any shareholder vote for the Company's nominees, when the current Board and management has shown that they are willing to accept a proposed transaction structure that effectively eliminates all interests of the Company's common shareholders? We believe that it is time to demand that the Board look after the shareholders' interests." Kozberg added.

        "In addition, we believe that Cone's announcement confirms our suspicion that WL Ross & Co., which is one of the Company's largest creditors as well as the owner of one of the Company's largest competitors, and Cone management are seeking to consolidate the denim industry at the expense of Cone Mills' shareholders, its other creditors and employees. We intend to vigorously oppose the proposed transaction with WL Ross & Co., which remains subject to the Board of Directors and bankruptcy court approval and higher and better offers. We continue to believe that there are better options available to the Company than the WL Ross & Co. offer and urge the shareholders to vote for our slate of directors by returning the GREEN proxy cards so that these options can be pursued," Kozberg concluded.

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COMMITTEE URGES CONE MILLS SHAREHOLDERS TO CONTINUE TO VOTE THE GREEN PROXY CARD